Execution Copy

* Confidential portions omitted and filed separately with the Commission.







      DISTRIBUTION AND MARKETING AGREEMENT








           Dated as of April 4, 1996


                    Between


               IMMUNOMEDICS, INC.

                      and

           MALLINCKRODT MEDICAL, INC.

               TABLE OF CONTENTS


ARTICLE 1 DEFINITIONS. . . . . . . . . . . . . .2
 1.01 "Affiliate . . . . . . . . . . . . . . . .2
 1.02 "Agreement . . . . . . . . . . . . . . . .2
 1.03 "Confidential Information. . . . . . . . .2
 1.04 "Coordinator . . . . . . . . . . . . . . .3
 1.05 "Effective Date. . . . . . . . . . . . . .3
 1.06 "FDA . . . . . . . . . . . . . . . . . . .3
 1.07 "Gross Sales . . . . . . . . . . . . . . .3
 1.08 "Meeting . . . . . . . . . . . . . . . . .3
 1.09 "IMMU Patents. . . . . . . . . . . . . . .3
 1.10 "Net Sales . . . . . . . . . . . . . . . .3
 1.11 "Person. . . . . . . . . . . . . . . . . .3
 1.12 "Product . . . . . . . . . . . . . . . . .3
 1.13 "Sub-Consignee . . . . . . . . . . . . . .3
 1.14 "Territory . . . . . . . . . . . . . . . .4
ARTICLE 2 APPOINTMENT. . . . . . . . . . . . . .4
 2.01 Appointment. . . . . . . . . . . . . . . .4
 2.02 Title and Risk of Loss . . . . . . . . . .4
 2.03 Appointment of Sub-Consignee . . . . . . .4
 2.04 Reservation of Rights. . . . . . . . . . .5
ARTICLE 3 ACCEPTANCE; MARKETING OBLIGATIONS. . .5
 3.01 Acceptance . . . . . . . . . . . . . . . .5
 3.02 Promotion Standard . . . . . . . . . . . .6
 3.03 MM's Authority/Responsibility. . . . . . .6
 3.04 Restricted List. . . . . . . . . . . . . .7
 3.05 Sales for Export . . . . . . . . . . . . .7
 3.06 Non Compete. . . . . . . . . . . . . . . .7
 3.07 Minimum Marketing and Selling Efforts. . .8
 3.08 PL Fee . . . . . . . . . . . . . . . . . .8
ARTICLE 4 PRODUCT REGISTRATIONS. . . . . . . . .8
 4.01 Registration Activities. . . . . . . . . .8
 4.02 Regulatory Changes . . . . . . . . . . . .9
ARTICLE 5 COORDINATORS  AND MARKETING PLANS. . .9
 5.01 Coordinators . . . . . . . . . . . . . . .9
 5.02 Marketing Plans; Sales Forecasts . . . . .9
 5.03 IMMU Marketing Rights. . . . . . . . . . 10
 5.04 Sampling . . . . . . . . . . . . . . . . 11
ARTICLE 6 SUPPLY . . . . . . . . . . . . . . . 11

 6.01 Exclusive Supply; Requirements . . . . . 11
 6.02 IMMU's Supply Efforts. . . . . . . . . . 11
 6.03 Finished Dose Packaging. . . . . . . . . 11
 6.04 Delivery Forecasts . . . . . . . . . . . 11
 6.05 Transportation Terms . . . . . . . . . . 12
 6.06 Conflicting Terms. . . . . . . . . . . . 12
ARTICLE 7 PRODUCT PRICING; PAYMENT . . . . . . 12
 7.01 Purchase Price . . . . . . . . . . . . . 12
 7.02 Invoicing. . . . . . . . . . . . . . . . 12
 7.03 Payment. . . . . . . . . . . . . . . . . 13
 7.04 Currency . . . . . . . . . . . . . . . . 13
ARTICLE 8 COMPLAINTS/RECALLS . . . . . . . . . 14
 8.01 Complaints . . . . . . . . . . . . . . . 14
 8.02 Recall . . . . . . . . . . . . . . . . . 14
 8.03 Regulatory Records; Adverse Reactions. . 14
ARTICLE 9 PRODUCT IDENTIFICATION AND TRADEMARK 15
 9.01 Use of IMMU Trademarks . . . . . . . . . 15
 9.02 Ownership of Marks . . . . . . . . . . . 15
ARTICLE 10 WARRANTIES AND INDEMNIFICATION. . . 15
 10.01 Manufacturing Warranty. . . . . . . . . 15
 10.02 Corporate Authority . . . . . . . . . . 16
 10.03 MM Indemnification. . . . . . . . . . . 16
 10.04 IMMU Indemnification. . . . . . . . . . 16
 10.05 Indemnification Procedures. . . . . . . 16
 10.06 Insurance Coverage. . . . . . . . . . . 18
ARTICLE 11 PATENT AND TRADEMARK INFRINGEMENT . 18
 11.01 Patents . . . . . . . . . . . . . . . . 18
 11.02 Infringement of IMMU's Rights . . . . . 19
 11.03 Infringement of Third Party Rights. . . 19
ARTICLE 12 TERM AND TERMINATION. . . . . . . . 19
 12.01 Term. . . . . . . . . . . . . . . . . . 19
 12.02 Mutual Termination Rights . . . . . . . 20
 12.03 Competitive Product . . . . . . . . . . 20
 12.04 Market Diligence. . . . . . . . . . . . 21
 12.05 Lack of Product Registration. . . . . . 21
 12.06 Reduction in Sales Force. . . . . . . . 21
 12.07 Rights and Obligations Upon Termination 21
ARTICLE 13 CONFIDENTIALITY . . . . . . . . . . 22
 13.01 Confidentiality . . . . . . . . . . . . 22

 13.02 Advertising and Publicity . . . . . . . 22
 13.03 Disclosure Required by Law. . . . . . . 22
 13.04 Manuscripts . . . . . . . . . . . . . . 23
ARTICLE 14 MISCELLANEOUS . . . . . . . . . . . 23
 14.01 Governing Law; Choice of Forum. . . . . 23
 14.02 Independent Contractor. . . . . . . . . 23
 14.03 Accounting Audits . . . . . . . . . . . 24
 14.04 Interest Due on Late Payments . . . . . 24
 14.05 Taxes . . . . . . . . . . . . . . . . . 24
 14.06 Employees . . . . . . . . . . . . . . . 25
 14.07 Assignment. . . . . . . . . . . . . . . 25
 14.08 Notices . . . . . . . . . . . . . . . . 25
 14.09 Force Majeure . . . . . . . . . . . . . 25
 14.10 Waiver. . . . . . . . . . . . . . . . . 26
 14.11 Partial Invalidity. . . . . . . . . . . 26
 14.12 Captions. . . . . . . . . . . . . . . . 26
 14.13 Integration . . . . . . . . . . . . . . 26
 14.14 Counterparts; English language. . . . . 27


SCHEDULE A  FORECASTED UNIT SALES

SCHEDULE B  MARKETING EXPENDITURES

SCHEDULE C  MM WAREHOUSE AND STORAGE LOCATIONS

      Distribution and Marketing Agreement



     This Agreement is made and effective as of the 4th day of April, 1996, by and between Immunomedics Inc., a Delaware corporation located at 300 American Road, Morris Plains, New Jersey (hereinafter referred to as "IMMU") and Mallinckrodt Medical, Inc., a Delaware corporation with its principal offices located at 675 McDonnell Boulevard, St. Louis, Missouri (hereinafter referred to as "MM").



     WHEREAS, IMMU possesses rights in and to an in-vivo diagnostic imaging product known as CEA-Scan(TM), and IMMU desires to expedite the establishment of CEA-Scan(TM) as a significant product in the United States pharmaceutical and nuclear medicine marketplace; and

     WHEREAS, IMMU has completed Phase III clinical trials for CEA-Scan(TM) for colorectal cancer imaging and filed for approval of the Product with the United States Food & Drug
Administration ("FDA"); and

     WHEREAS, MM has considerable knowledge in distributing, promoting, detailing and marketing nuclear medicine products in the United States and has in place an experienced distribution, marketing and selling organization to address the United States market; and

     WHEREAS, MM desires to obtain rights to distribute
CEA-Scan(TM) in the United States market for use in colorectal cancer imaging; and

     WHEREAS, MM is willing to commit substantial financial resources as well as its distribution, marketing and selling organization to the introduction and promotion of CEA-Scan(TM) in the United States; and

     WHEREAS, IMMU believes that a distribution, promotion, and marketing arrangement with MM regarding CEA-Scan(TM) for colorectal cancer imaging would be desirable and fully compatible with IMMU's worldwide marketing and business objectives with respect to CEA-Scan(TM);


     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, IMMU and MM hereby agree as follows:

                   ARTICLE 1

                  DEFINITIONS

As used herein, the following terms shall have the meanings described below:


1.01 "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns or controls, or is owned or controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling",
          "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities, by means of contractual arrangements or otherwise.

1.02 "Agreement" shall mean this Marketing and Distribution Agreement, as the same may be modified, amended or supplemented from time to time.

1.03      "Confidential Information" shall mean
          information relating to the business, products or services of a party to this Agreement which is either non-public, confidential or proprietary in nature; provided, however, that Confidential Information shall not include (i) information which has come within the public domain through no fault or action of the other party; (ii) information that was known to the other party prior to its disclosure in connection with the negotiation of this Agreement; or (iii) information which becomes rightfully available to the other party on a non-confidential basis from any third party, the disclosure of which to such other party does not violate any contractual or legal obligation the third party has to the first party with respect to such Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall include: (x) information which relates to the Product and its manufacture, sale or use, including financial statements, costs and expense data, marketing and consumer data, production data, know-how, trade secrets, secret processes and formulae, technical data and reports including pharmacological, clinical, chemical, biochemical, toxicological, pharmacokinetic, manufacturing and formulation data, or any other information relating to the Product which is not generally ascertainable from public or published information, regardless of whether such information was provided pursuant to the terms of this Agreement, by request of the other party or in any other manner; (y) information developed or to be developed by a party to this Agreement, its Affiliates, and/or clinicians, and all material and information submitted to and/or filed with a governmental regulatory agency or any other equivalent agency covering the Product; and (z) information related to the Product contained in all documents submitted in connection with regulatory submissions throughout the world covering the Product, including, by way of example: New Drug
          Applications ("NDAs"), Product License
          Applications ("PLAs") and Product Licenses
          ("Pls").

1.04 "Contract Year" shall mean a period of twelve months commencing on the Effective Date or on any successive anniversary of the Effective
          Date.

1.05      "Coordinator" shall mean the individual
          designated as the principal representative of a party pursuant to the provisions of Section 5.01 hereof.

1.06 "Effective Date" shall mean the first day of the month first written above.

1.07      "FDA" shall mean the United States Food & Drug
          Administration.

1.08 "Gross Sales" shall mean the gross invoiced price for the sales of the Product to end users through MM, its Affiliates and its Sub-Consignees.

1.09 "Meeting" in the context of the Coordinators shall mean any means of communication, including written correspondence and telephonic conferences.

1.10 "IMMU Patents" shall mean those patents owned by IMMU or exclusively licensed to IMMU covering the Product.

1.11 "Net Sales" shall mean Gross Sales less (i) any credits and allowances actually granted by IMMU to IMMU customers with respect to the Product, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and charge-backs, each only to the extent given by IMMU in the ordinary course of business, (ii) any sales, excise, value-added, turnover or similar taxes, and
          (iii) transportation, insurance and handling expenses if separately invoiced and directly chargeable to such sales.

1.12 "Person" shall mean any individual, corporation, partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

1.13 "Product" shall mean IMMU's in-vivo cancer diagnostic imaging agent consisting of a murine anti-CEA monoclonal antibody Fab' fragment, known as ("IMMU-4" or "CEA-Scan(TM)"). The term
          Product shall include, without limitation, bulk forms of the Product ("Bulk Vialed Product") and/or finished and packaged dosage units of the Product ("Finished Product").

1.14 "Sub-Consignee" shall mean an entity experienced in the distribution of radio pharmaceuticals that has entered into an agreement with MM under which it will act as an agent for IMMU for the sale of the Product on a consignment basis.

1.15 "Territory" shall mean the fifty states of the United States of America.

                   ARTICLE 2

                  APPOINTMENT



2.01 Appointment. IMMU hereby appoints MM as its consignee and, subject to Sections 2.03 and 2.04, exclusive distributing agent for the Product during the term of this Agreement to launch, detail, promote, advertise and distribute the Product in the Territory on behalf of IMMU for use in colorectal cancer diagnostic imaging and to sell the Product for such use on behalf of IMMU on a consignment basis.

2.02      Title and Risk of Loss.  All Product delivered
          to MM by IMMU hereunder will be held by MM on consignment and will remain at all times under and subject to the ownership, direction and
          control of IMMU until sold through MM or its Sub-Consignees to the ultimate customers. Title to the Product held by MM on consignment will
          pass directly from IMMU to the customers who
          purchase the Product through MM or its Sub-Consignees. Title to the technetium-99m ("Tc-99m")
          incorporated by MM in the preparation of
          the Finished Product shall pass from MM to IMMU
          at the time of such incorporation.  IMMU shall
          bear the risk of loss of the Product not yet
          delivered by MM to a customer, whether by fire,
          theft, or other casualty; provided, however,
          that MM shall reimburse IMMU    *    per vial
          for any Product which is lost or damaged as a result of MM's negligence including, but not limited to failure to perform the Tc-99m labeling properly or delayed delivery of the Product. IMMU is hereby granted a security interest in the consigned stock held by MM and in all proceeds from sales made therefrom, including accounts receivable and cash receipts.
          MM shall execute and deliver to IMMU such instruments as IMMU shall require, including UCC financing statements, to enable IMMU to perfect such security interest. Attached as Schedule C is a list of MM warehouses or other storage locations at which MM will maintain supplies of the Product; during the term of this Agreement, MM shall notify IMMU promptly of any changes or additions to the locations at which supplies of the Product will be maintained, including without limitation locations of Sub-Consignees.

2.03      Appointment of Sub-Consignee.  In order to
          maximize distribution of the Product, MM shall
          have the right to engage, and MM shall use its
          best efforts to engage, other entities,
          including without limitation
          *         and        *,
          Inc.    *, as Sub-Consignees and
          distributing agents, sharing with such
          Sub-Consignees such portions of the fees
          payable to MM by IMMU hereunder as MM and such Sub-Consignees shall in good faith negotiate.
          IMMU shall not participate in such negotiations. However, in the event that MM does not reach agreement on the engagement as a Sub-Consignee
          of    *    or    *    within   *   months of the
          Effective Date, or of another third-party
          radiopharmacy company deemed by IMMU to be
          material to the successful distribution of the Product
          within   *    months of IMMU having notified MM of its
          judgment that such radiopharmacy company is so material, then IMMU shall have the right to enter into a separate consignment agreement with such company or companies.

          In all agreements with Sub-Consignees, MM shall require the Sub-Consignees to carry out the same obligations as MM would be required under the terms of this Agreement to carry out with regard to the Product delivered on consignment to such Sub-Consignee, including without limitation the obligations to adhere to the same standards of sales conduct, to effect sales only on the basis of IMMU's approved credit terms, to refrain from selling other than on a C.O.D. basis to customers placed on a restricted list by IMMU, and to provide information regarding sales and inventory. MM shall be responsible to IMMU for the conduct of its Sub-Consignees and for the enforcement of its agreements with its Sub-Consignees.

2.04 Reservation of Rights. IMMU reserves to itself and its Affiliates the right to market and sell the Product independent of MM and its Sub-Consignees directly to hospital nuclear medicine departments in the Territory and to contract independently for a specialty oncology sales force to market the Product at IMMU's expense, and, subject to IMMU's existing License
          Agreement, dated March 10, 1995, with MM's
          Affiliate, Mallinckrodt Medical, B.V., to manufacture, market and sell the Product independent of MM in and for countries located outside the Territory, including without limitation, the right to appoint other Persons as marketing representatives, dealers, distributors and manufacturers for sale of the Product outside the Territory.



                   ARTICLE 3

       ACCEPTANCE; MARKETING OBLIGATIONS


3.01 Acceptance. MM shall use its best efforts consistent with accepted business practices in the marketing of nuclear imaging products and legal requirements to launch, detail, promote, advertise, distribute and sell the Product for use in colorectal cancer diagnostic imaging in the Territory during the term of this Agreement exercising the same diligence and adhering to the same standards as MM would adopt in launching, detailing, promoting, advertising, distributing and selling a major nuclear medicine or pharmaceutical product of its own
          innovation, with the objective to make the
          Product the market leader in its field of
          intended use. Pursuant to this undertaking, MM shall direct its nuclear medicine sales force, as well as a specialty sales force, to educate
          the nuclear medicine and oncology communities regarding the Product and to actively promote the sale of the Product to such communities.
          During the first     *     following the
          Effective Date, MM shall retain a nuclear
          medicine sales force of at least   *
          representatives, as well as a specialty sales
          force of at least   *   representatives whose
          focus is oncologists. Upon receipt by IMMU of a Product License ("PL") from the FDA with respect to the Product, MM shall cause such oncology sales force to be expanded to at least
           *    representatives.  At any time after the
             *          of the launch of the Product,
          MM shall have the right to reduce the size of
          its nuclear medicine sales force, generally, or its specialty oncology sales force, provided that IMMU shall have the right to terminate the Agreement if such reduction exceeds * of the aggregate number of individuals contemplated by this Section 3.01.

3.02 Promotion Standard. In launching, detailing, promoting, advertising, distributing and selling the Product, MM shall maintain and adhere strictly to the diagnostic claims of the Product as established by IMMU and approved by the FDA.
          All promotional materials prepared through MM and all promotional activities relating to the Product sold through MM shall comply with all applicable state and federal laws and FDA rules and regulations.

3.03 MM's Authority/Responsibility. During the term of this Agreement, except as otherwise expressly herein provided, MM shall have the responsibility to take such actions with respect to the Product as would normally be done in accordance with accepted business practices in the marketing of nuclear imaging products to actively market the Product within the Territory, including, without limitation, the following:

               (i)  responding to product and medical
                    complaints relating to the Product.
                    As called for by Section 8.01
                    hereof, each party shall promptly
                    advise the other of any such
                    complaints which it receives from
                    regulators, customers or patients in
                    the Territory;

               (ii) providing IMMU with shipping
                    information as to MM's own sales on
                    a daily basis and as to sales by
                    Sub-Consignees as promptly as
                    possible but no less frequently that
                    once a month; and invoicing the
                    customer on an IMMU invoice on the
                    same invoicing cycle as MM or its
                    Sub-Consignees utilizes with their
                    other products;

               (iii)  handling all returns of the Product.
                    Should the Product be returned
                    directly to IMMU, IMMU shall
                    promptly advise MM of such return.
                    IMMU shall, in it sole discretion,
                    decide whether to accept the return.
                    The parties will share the cost of
                    the return as a reduction of Gross
                    Sales;

               (iv) handling, in accordance with Section
                    8.02 hereof, all recalls of the
                    Product;

               (v)  handling Product distribution,
                    shipping, inventory tracking and lot
                    tracing;

               (vi) preparing technetium-99m-labeled
                    unit doses of the Product and
                    quality control testing to assure
                    the safety and efficacy of the
                    Product; and

               (vii)  packaging of Product in dosage units
                    for cold kit (non unit dose) orders.

3.04      Restricted List.  IMMU and MM, through its
          Coordinators or otherwise, shall in good faith cooperate to establish and regularly update a list of customers whose credit ratings and experience are unacceptable to IMMU (the
          "Restricted List"). Sales of the Product through MM or its Sub-Consignees to customers appearing on such Restricted List shall be made only on a C.O.D. basis. In the event MM or a Sub-Consignee sells Product to a customer on the Restricted List other than on a C.O.D. basis, MM or such Sub-Consignee shall bear the risk of non-payment by that customer and shall be liable to IMMU for the amount owed by the customer but not paid to IMMU, including interest at the rate generally charged to customers by IMMU. In such event, IMMU shall give notice to MM of such non-payment no later than 90 days after the initial bill is mailed to the unapproved customer. MM shall pay, or cause its Sub-Consignee to pay, to IMMU within 120 days from the date on which the initial bill was mailed to the unapproved customer the full amount owed by the unapproved customer on that date, including interest at the rate generally charged to customers by IMMU.

3.05 Sales for Export. MM shall not export the Product from the Territory and shall use reasonable diligence to ensure that Product sold through MM on a consignment basis is not sold with a view to export from the Territory.
          Correspondingly, IMMU shall use reasonable diligence to ensure that Product sold outside the Territory is not sold with a view to export into the Territory.

3.06      Non Compete.  During the term of this Agreement
          MM shall not launch, detail, promote, advertise, distribute or sell in the Territory a monoclonal antibody based in-vivo diagnostic imaging product which competes with the Product for colorectal cancer indications.

3.07      Minimum Marketing and Selling Efforts. Without
          limiting its obligations under Section 3.01
          above, in each of the first two Contract Years
          of the term of this Agreement, MM shall at a
          minimum expend with third parties, in accordance
          with standard cost accounting, the amounts
          specified in Schedule B for promotion, marketing
          and selling activities exclusively relating to
          the Product, training relating exclusively to
          the Product, and other miscellaneous efforts
          relating exclusively to the distribution and
          sale of the Product in the territory. By notice
          given to MM not later than January 1, 1998, IMMU
          shall have the right to direct MM to make an
          additional     *     of such expenditures in
          the Contract Year commencing in 1998. With respect to each Contract Year commencing after 1998, IMMU shall have the right to request that

          MM make an additional     *    of such
          expenditures, but MM shall have no obligation to agree to such request. IMMU shall make any such request by notice given to MM not later than January 1 of the year prior to that to which the request relates, and MM shall notify IMMU as to whether or not it agrees to be bound to make such an additional expenditure within thirty
          (30) days of the delivery to MM of IMMU's request.

          MM shall deliver to IMMU a certificate within forty-five (45) days after each Contract Year during the term of this Agreement setting forth in reasonable detail the actual amounts actually expended by MM for promotion, marketing, selling, training, and other miscellaneous expenditures relating to the Product during such period.

3.08      PL Fee.  Upon issuance by the FDA of a PL for
          the Product, in partial consideration for the
          rights granted to MM hereunder, MM shall pay to
          IMMU a one-time, non-refundable, non-creditable
          fee of   *.



                   ARTICLE 4

             PRODUCT REGISTRATIONS


4.01 Registration Activities. IMMU shall use all reasonable diligence in pursuing the processing of its existing filing with the FDA to obtain a PL for use of the Product as an in vivo colorectal cancer diagnostic imaging agent.
          Through its Coordinator, IMMU shall keep MM fully apprised of the status of its registration efforts with respect to the Product with the FDA.

4.02 Regulatory Changes. Each party shall promptly advise the other party of any known new instructions or specifications relating to the Product required by the FDA and other applicable authorities, and the parties shall confer with respect to the best mode of compliance with such new requirements. Compliance with such new requirements shall be the sole responsibility of IMMU.


                   ARTICLE 5

       COORDINATORS  AND MARKETING PLANS


5.01 Coordinators. The parties shall each appoint one individual (a "Coordinator") who shall be the principal representative of such party with respect to all matters arising under this Agreement and who shall be responsible to coordinate communications from the other party to and within his or her respective organization. Each party will notify the other as to the name of the individual so appointed.
          Each party may replace its Coordinator at any time, upon notice to the other party. The
          Coordinators will confer in person at IMMU's offices or at another location agreeable to IMMU, from time to time, but no less than quarterly to discuss and to coordinate the effective performance of the terms of this Agreement. Among their other functions, the Coordinators shall exchange such information
          (other than information obtained under an obligation of confidentiality from a third party) as either party has obtained relevant to the marketing and selling of the Product as may be useful to the other party in its marketing efforts.

5.02      Marketing Plans; Sales Forecasts.  Within thirty
          (30) days after the Effective Date, and
          thereafter no later than March 1 of each fiscal year of MM occurring during the term of this Agreement, MM shall present its preliminary marketing plan for the forthcoming fiscal year
          (July 1 to June 30), including planned pre-launch and launch activities, detailing promotion and marketing strategies relating to the Product in the Territory and estimates of the costs and expenses to implement such preliminary marketing plan. Such preliminary marketing plan shall also include sales forecasts with respect to the Territory for such forthcoming fiscal year. The Coordinators shall review and discuss such preliminary marketing plan and sales forecasts at a meeting convened within thirty (30) days after delivery of such plan and forecasts, and MM shall in good faith take into account changes to such preliminary marketing plan recommended by the Coordinator representing IMMU. Based upon such review and recommendations, within thirty (30) days after such Coordinators' meeting and in any event no later than June 1 of each year during the term of this Agreement, MM shall deliver to IMMU its final marketing plan for the forthcoming fiscal year (each an "Annual Marketing Plan"). IMMU hereby acknowledges that any such Annual
          Marketing Plan only represents MM's best estimate of its plans and performance for the forthcoming fiscal year and does not represent any performance guarantee on the part of MM. At each subsequent meeting of the Coordinators, MM shall present a report of its fulfillment of the objectives of the then-current Annual Marketing
          Plan.

5.03      IMMU Marketing Rights.  IMMU shall have the
          right, in its sole discretion, to supplement
          MM's marketing and selling effort with respect
          to the promotion of the Product in the Territory
          by making its own marketing and promotional
          expenditures (including Phase IV trials) of up
          to    *     in any Contract Year.  Prior to
          any exercise of such right, IMMU shall give notice thereof to MM through communication between the Coordinators, and such notice shall specify in reasonable detail the activities which IMMU intends to undertake. IMMU shall deliver to MM a certificate on a quarterly basis setting forth in reasonable detail the amounts actually expended or incurred. If during either of the two successive Contract Years following the expenditure by IMMU of amounts in respect of such supplemental marketing, actual sales of unit doses exceed forecasted sales of unit doses as set forth in Schedule A hereto, IMMU shall be entitled to recover the cost of such marketing effort by reducing the fees which would otherwise be payable to MM as follows:

          a) IMMU shall prepare a certificate setting forth the amount by which sales of unit doses during the applicable period exceeded the forecasted sales of unit doses as set forth in Schedule A hereto
               (the "Incremental Sales), as well as the calculations described in (b) below (the
               "Incremental Sales Certificate");

          b)   In lieu of the fees contemplated by
               Section 7.03 hereof that would otherwise be payable in respect of such Incremental
               Sales,  IMMU shall pay MM a fee  of:

                     *   per unit dose of Product,
                    whether labeled or sold as a cold
                    kit, if such Incremental Sales were
                    made during the period specified in
                    Section 7.03(a), or $*   per
                    labeled unit dose of Product or
                    $*    per cold kit, if such
                    Incremental Sales were made during
                    any other period.

               Such payment terms shall remain in effect as to Incremental Sales until such time as the difference between (x) the amounts that would have been payable to MM in respect of such Incremental Sales under
               Section 7.03 but for the operation of this
               Section 5.03 and (y) the amounts actually paid to MM under this Section 5.03 equals the amount expended by IMMU for its marketing and selling efforts described in this Section 5.03. Once such amount has been fully recovered by IMMU, the provisions of Section 7.03 shall apply to the remaining Incremental Sales.

          c)   From and after the delivery of the
               Incremental Sales Certificate, MM shall
               promptly refund to IMMU any fees already received by MM in respect of the Incremental Sales which exceed the amounts otherwise due to MM under the provisions of this Section 5.03 or, failing which, IMMU shall have the right to set off such amounts against future fees owed to MM.

5.04 Sampling. To achieve the objectives of this Agreement, both parties recognize that, to the extent allowable by law, it may be necessary to distribute a nominal quantity of the Product free of charge as samples to health care personnel and members of the trade on an ongoing basis ("Sampling Program"). For any such Sampling Program, the Coordinators, from time to time, shall establish a reasonable sampling strategy, setting forth a sampling period, the number of samples to be distributed during such sampling period and the schedule for delivery of samples.



                   ARTICLE 6

                     SUPPLY


6.01 Exclusive Supply; Requirements. IMMU will deliver on consignment to MM, and MM will accept delivery from IMMU of all of MM's requirements of the Product for sale in the Territory. MM shall order and accept delivery of such amounts and maintain such inventory of the Product as shall enable it to make prompt and timely delivery of the Product to customers in the Territory.

6.02 IMMU's Supply Efforts. IMMU shall use its best efforts to manufacture or otherwise supply sufficient quantities of the Bulk Vialed Product to MM for all commercial purposes in the Territory.

6.03 Finished Dose Packaging. MM will, at its own expense, label and package the Finished Product
          (including the preparation and insertion of appropriate package inserts) for distribution and sale in the Territory. All such packaging, labeling and package insert materials prepared by MM shall comply with all applicable laws, regulations and guidelines of the FDA. MM shall bear any and all costs and expenses associated with labeling changes required by state or federal law or FDA rules or regulations.

6.04 Delivery Forecasts. MM shall provide IMMU at least three (3) months before the beginning of each fiscal year with a forecast of MM's total requirements for the Product in the upcoming fiscal year, which forecast shall be updated quarterly. In the case of the first fiscal year commencing after the Effective Date, such forecast shall set forth the requirements for the period between the anticipated date of first commercial sale to a third party and the end of such fiscal year. MM shall use its best efforts to make all forecasts and estimates required hereunder to be reasonably accurate predictions of the amount of Product MM will actually require for the Territory for the relevant period.

6.05      Transportation Terms.  All orders for the
          Product submitted by MM to IMMU hereunder shall be delivered by IMMU to the MM warehouses or distribution centers specified by MM. All costs, taxes, insurance premiums and other expenses relating to the transportation and delivery of the Product shall be at IMMU's expense. Risk of loss of, and damage to, any shipment shall remain with IMMU, and title shall at all times remain vested in IMMU.

6.06 Conflicting Terms. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and shall govern all transactions between the parties contemplated hereby. Except for terms relating only to quantities, ship dates and delivery destinations, none of the terms and conditions contained on any purchase order, invoice or similar document shall have any effect upon or change the provisions of this Agreement unless signed by both parties and clearly indicating that the parties intend to vary the terms hereof.



                   ARTICLE 7

            PRODUCT PRICING; PAYMENT


7.01 Sale Price. IMMU shall provide to MM no later than 90 days following receipt from the FDA of the PL for the Product a schedule setting forth the price at which it will sell the Product to customers. Such price may be changed by IMMU at any time upon thirty (30) days' advance notice to MM.

7.02 Invoicing. Upon delivery of the Product to a customer, MM shall supply that customer with an IMMU invoice indicating that the amount due for the Product is to be paid directly to IMMU. At least once each week, MM shall deliver to IMMU a complete list of customers to whom it has sold
          Product during the immediately preceding week.
          Such list shall include all information
          necessary to enable IMMU to maintain accounts receivable and cash receipts for such customers for the Product delivered, including but not limited to such information as each serviced customer's name, address, and telephone number, the quantity sold to each such customer, the date the order was placed by each customer, the date the Product was delivered to each customer, the address to which the Product was delivered to each customer, and the name of a contact person at the business of each customer. IMMU shall be responsible for collecting the billing to each customer for sales of the Product and shall be the owner of, and bear the credit risk on, all accounts receivable arising from the sales of the Product, except as specified in
          Section 3.04 hereof.

7.03 Payment. IMMU shall pay MM a quarterly fee based upon the Net Sales of the Product effected through MM on a consignment basis as follows:

          (a) For sales of Product while MM is actively engaged in the marketing, promotion, sales and distribution of the Product:

               (i)  During the first twelve months after
               product launch,  *% of such Net Sales or
               $*   per labeled unit dose of the
               Product, whichever is greater;

               (ii) Thereafter, for so long as MM
               expends at least $*     per Contract
               Year on marketing and promotion of the
               Product,  *% of such Net Sales or $*
               per labeled unit dose of the Product,
               whichever is greater; and

               (iii)     For cold kits, $*   per kit.

          (b)  For sales of Product while MM is not
          actively engaged in the marketing and promotion
          of the Product (i.e., for Contract Years in
          which MM expends less than $*      on such
          activities):

               (i)  During the first Contract Year in
               which MM no longer performs such
               functions, $*    per labeled unit dose of
               the Product;

               (ii) During each subsequent Contract
               Year, $*     per labeled unit dose of the
               Product;

          with such amount to be adjusted for increases in
          the Consumer Price Index, as well as increases
          in technetium prices above $*      per dose;
          provided that in no event shall the unit dose fee exceed $*.

               (iii)     For cold kits, $*   per kit.


7.04 Currency. All payments between the parties under this Agreement shall be made in U.S. Dollars and, except as otherwise expressly provided, all references in this Agreement to dollars shall be deemed to mean and refer to U.S. Dollars.

                   ARTICLE 8

               COMPLAINTS/RECALLS


8.01 Complaints. To the extent that it has knowledge thereof, each party shall promptly notify the other in writing of any defect in, or condition of, the Product which may cause the Product to violate the U.S. Federal Food, Drug and Cosmetic
          Act or Section 352 of the U.S. Public Health
          Service Act or any material regulations
          promulgated thereunder, or similar applicable state and federal laws and FDA rules and regulations. IMMU and MM shall share with each other all data on complaints respecting the Product, including, but not limited to, complaints or information regarding performance or allegations or reports of any effects on a patient from use of such Product, as soon as such data is available.

8.02 Recall. In the event that either party has reason to believe that one or more lots of Product should be recalled or withdrawn from distribution, such party shall immediately notify the other party in writing. To the extent permitted by the circumstances, the parties, through their respective Coordinators, will confer before initiating any recall, but the decision as to whether or not to initiate a recall of Product in the Territory shall be IMMU's alone. MM shall maintain adequate sales and service records to enable it to carry out any Product recall and to conduct such recall.
          If the recall is required because of a
          modification of the registrations, permits or licenses for the Product or a failure of the Product to conform to its specifications as provided to the FDA, IMMU shall reimburse MM for the costs and expenses of such recall and shall replace such recalled Product. If the recall is required because of a negligent act or omission of MM in handling, storage or distribution of the Product, then such recall shall be conducted by MM at its sole cost and expense and MM shall not be entitled to any such refunds or replacements from IMMU. If such recall is required because of a joint act or omission, MM shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expense of such recall.

8.03 Regulatory Records; Adverse Reactions. Each party shall be responsible for maintaining such records and making such reports as may be required by the FDA in connection with the PL relating to the Product. Each party shall promptly inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of the Product which come to its attention, in a form and within time periods necessary to permit compliance with all applicable regulatory requirements under FDA rules and regulations.

                   ARTICLE 9

      PRODUCT IDENTIFICATION AND TRADEMARK


9.01 Use of IMMU Trademarks. IMMU hereby grants MM the non-exclusive right during the term of this Agreement to use the Immunomedics logo and the mark "Immunomedics", in addition to its right to use the trademark CEA-Scan(TM) or such other mark(s) as IMMU shall cause to be registered for the Product (collectively the "Marks") in the Territory in connection with, and confined to the purpose of, the sale, marketing and distribution of the Product. MM shall use the Marks on labeling, packaging and package inserts for the Product, in all of MM's promotion of the Product and in all literature related thereto, and MM shall not use any other trademarks or logos on any labeling, packaging, package inserts, literature or promotional material relating to the Product. MM shall comply with and observe the reasonable requirements of IMMU relating to (i) the marking of the Product and/or its label, packaging, package insert or other printed materials pursuant to any and all applicable patent laws to indicate that letters patent have been applied for or granted in one or more countries and (ii) the use of the Marks in conformity with the trademark laws of the Territory. Prior to its use, MM shall submit all such labeling, packaging, package inserts, promotional material and related literature to IMMU for its approval of the use of such Marks, which approval shall not be unreasonably withheld by IMMU.

9.02 Ownership of Marks. MM acknowledges that the Marks are and shall remain the property of IMMU, and MM disclaims any rights to such Marks other than the rights granted by Section 9.01 hereof.
          MM shall not use the Marks or any other IMMU trademark, trade or brand name for any purpose other than as provided in such Section 9.01.


                  ARTICLE 10

         WARRANTIES AND INDEMNIFICATION


10.01 Manufacturing Warranty. IMMU warrants that (i) the Product shall be produced in accordance with FDA's current good manufacturing practices, (ii) when shipped to MM the Product shall not be adulterated or misbranded and (iii) the Product shall be otherwise manufactured in accordance with written manufacturing procedures and finished product specifications which will meet the requirements set forth in the Product's PL.
          IMMU HEREBY DISCLAIMS ALL OTHER WARRANTIES
          REGARDING THE PRODUCT, EXPRESS OR IMPLIED,
          INCLUDING WARRANTIES OF MERCHANTABILITY OR

          FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise expressly provided in this Agreement, the liability of IMMU for a breach of the foregoing warranty shall be limited to the specific shipments of the Product as to which a claim is made, and IMMU shall not be liable for incidental or consequential damages, loss of profit, or loss of use.

10.02 Corporate Authority. Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, that all corporate action necessary to authorize the execution and delivery of this Agreement by such party has been duly and properly taken, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

10.03 MM Indemnification. With respect to Product sold through MM in the Territory, MM shall defend IMMU, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless IMMU, its agents, directors, officers, and employees from and against any and all claims for losses, costs, damages, fees or expenses (including reasonable attorneys' fees) arising out of or in connection with the commercialization, marketing, use or sale of the Product in the Territory, including but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of the Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise and regardless of the form in which any such claim is made, provided that the foregoing indemnity shall not apply to the extent that any actual or alleged injury, damage, death or other consequence occurring to any person is specifically and proximately due to a breach by IMMU of the warranty set forth in Section 10.01 above.

10.04 IMMU Indemnification. IMMU shall defend MM, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless MM, its agents, directors, officers and employees, from and against any and all losses, costs, damages, fees or expenses (including reasonable attorneys' fees) arising out of a breach by IMMU of the warranty set forth in
          Section 10.01 above, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product, whether claimed by reason of negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

10.05 Indemnification Procedures. (a) Promptly after the receipt by any party hereto of notice under
          Section 10.03 or 10.04 of (A) any claim or (B) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification
          (the "Indemnifying Party") pursuant to such Sections

          10.03 and 10.04, give such Indemnifying
          Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.

          (b)  If the Indemnifying Party assumes the
          defense of any such claim or litigation
          resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved
          Party may participate, at its expense, in the defense of such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of such claim or litigation.
          The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved
          Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

          (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

10.06 Insurance Coverage. (a) Each party shall purchase and maintain insurance at its own expense to cover liabilities that it may incur in the testing, manufacture, distribution, sale or use of the Product. Each party agrees to provide the minimum amounts and types of insurance, to protect its interests, as follows, which may include self insurance :

          (I)  Commercial General Liability Insurance
               with the following minimum limits of
               liability:

               General Aggregate                       $ *
               Personal and Advertising Injury           *
               Each Occurrence                           *

          (ii) Insurance covering Product Liability in amounts not less than:

               General Aggregate                       $ *
               Each Occurrence                           *

          In the event that any such policies are on a claims-made basis, coverage shall be maintained for a period of at least five years after the termination of this Agreement. Each party shall furnish to the other certificates of insurance, evidencing such insurance and naming the other party as a co-insured, except for limits covered under the self-insurance programs of either party.

          (b) MM shall, in addition, include IMMU as an additional named insured on its policies of product liability insurance covering the Product and on its general comprehensive liability insurance covering the sale and distribution of the Product in the Territory and shall cause such policies to provide that they shall not be canceled by the insurer without thirty (30) days' prior notice thereof to IMMU, and, upon IMMU's request, MM shall furnish IMMU with a certificate of insurance evidencing such coverage.


                  ARTICLE 11

       PATENT AND TRADEMARK INFRINGEMENT


11.01 Patents. IMMU warrants and represents that it has no knowledge of the existence of any patent in the Territory owned or controlled by anyone other than IMMU, which covers the Product or would prevent MM or IMMU from making, using or selling the Product in the Territory or would prevent MM and IMMU from promoting or distributing the Product in the Territory.

11.02 Infringement of IMMU's Rights. Each party shall promptly notify the other upon its becoming aware of any actual or suspected infringement by a third party of a patent or trademark owned by IMMU covering or identifying the Product in the Territory. IMMU and MM shall confer on the desirability of initiating action against such third party and, if warranted in the reasonable opinion of IMMU, IMMU shall promptly take such action, including the initiation of legal proceedings, as is required to restrain or otherwise prevent such infringement. IMMU shall have the right to retain any and all amounts recovered from such third party as a result of any action which it may bring.

11.03 Infringement of Third Party Rights. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either party or any of their respective Affiliates, claiming infringement of its patent or trademark rights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the manufacture, use and/or sale of Product in the Territory, such party shall promptly notify the other party of the claim or the commencement of such action, suit or processing, enclosing a copy of the claims and/or all papers served. Each party will make available to the other party its advice and counsel regarding the technical merits of any such claim. IMMU shall undertake, at its expense, the defense of any such action, suit or proceeding and shall manage and control the defense of such action and its settlement. If as a result of any such action, suit or proceeding, IMMU, in order to sell the Product in the Territory, becomes obligated under an agreement or settlement, to make any payments to one or more parties to obtain a license or similar right in the absence of which the Product could not lawfully be made, used or sold in the Territory, then IMMU shall have the right to increase the selling price of the Product to compensate for such payments, effective on the date of imposition of such payments.


                  ARTICLE 12

              TERM AND TERMINATION


12.01 Term. This Agreement shall commence on the Effective Date and, except as provided below in this Article 12, shall extend until terminated by either party hereto by notice given to the other, provided, that:

               (a)  neither party shall deliver a notice
          of termination to the other party prior to the second anniversary of the Effective Date;

               (b)  no notice of termination given by
          IMMU shall be effective prior to the expiration of twelve (12) months following the later of (i) the date of such notice or (ii) the end of the Contract Year in which MM has made $1 million of expenditures of the nature contemplated by
          Section 3.07 at IMMU's direction or upon IMMU's request; and

               (c)  no notice of termination given by MM
          shall be effective prior to the expiration of twenty four (24) months following the later of
          (i) the date of such notice or (ii) the end of the Contract Year in which MM has made $1 million of expenditures of the nature contemplated by Section 3.07.

12.02 Mutual Termination Rights. Either party shall have the right to terminate this Agreement:

               (a)  upon sixty (60) days' prior notice
          to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to remedy the same within forty-five (45) days after being called upon in writing to do so; or

               (b)  to the extent permitted by law, upon
          notice to the other party, in the event the other party suspends its business, becomes insolvent, fails generally to pay its debts as they mature, files a voluntary petition or any answer admitting the material allegations of, or consents to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee of a substantial part of its property; or

               (c)  upon notice to the other party
          following a "change of control" of the other party, if immediately following such change of control the Person or Persons acquiring control of such other party are competitors of the terminating party. For purposes of this clause, a "competitor" means any Person whose product line includes an in vivo diagnostic imaging agent for colorectal cancer indications, and a "change of control" shall be deemed to have occurred with respect to a party to this Agreement if (i) a Person or group of Persons acting in concert acquires more than 50% of the voting power of all outstanding voting securities of such party, (ii) such party engages in a corporate transaction (including a merger, consolidation, sale of assets or other corporate reorganization) which upon its consummation results in the shareholders of such party immediately prior to such transaction owning less than 50% of the outstanding stock of the resulting entity, or (iii) as to MM, its ultimate corporate parent ceases to own, directly or indirectly, at least 50% of the outstanding common stock of MM or ceases to have the right to designate at least one half of the board of directors of MM.

12.03 Competitive Product. In the event that MM or one of its Affiliates develops another in vivo diagnostic imaging product for colorectal cancer indications which is not monoclonal based, MM shall notify IMMU, simultaneously with its first submission of a product registration filing in the Territory, that such filing has been made. After the delivery of such notice, MM shall have the right to elect to terminate this Agreement upon twelve (12) months' prior notice, and IMMU shall have the right to elect to terminate this Agreement upon one (1) month prior notice.

12.04 Market Diligence. Without limiting its right to termination for material breach as contemplated by Section 12.02, IMMU shall have the right to terminate this Agreement upon sixty (60) days' prior notice to MM if: (i) MM's projected unit sales of the Product as set forth in Schedule A hereto for the calendar year 1997 is not achieved in such year; or (ii) MM has materially failed to fulfill the objectives of its Annual Marketing Plan for two successive annual periods.

12.05 Lack of Product Registration. Without limiting its right to termination for material breach as contemplated by Section 12.02, MM shall have the right to terminate this Agreement upon sixty
          (60) days' prior notice to IMMU given at any time between July 1, 1997 and August 31, 1997, if by June 30, 1997, IMMU shall not have obtained a product registration for the marketing of the Product in the Territory.

12.06 Reduction in Sales Force. IMMU shall have the right to terminate this Agreement upon sixty
          (60) days' prior notice to MM given at any time after MM shall have reduced its sales force below the minimum numbers of representatives specified in Section 3.01.

12.07     Rights and Obligations Upon Termination. (a)
          Upon any termination of this Agreement, MM shall promptly return to IMMU or its designee or otherwise cause to be transferred to IMMU all Confidential Information of IMMU, and MM shall have no further rights thereto. MM shall not, after the termination of this Agreement, use in the Territory any name or mark confusingly similar to any Mark of IMMU's in connection with the sale of any product through MM.

          (b) Termination of this Agreement in whole or in part shall not relieve the parties of any amounts owing between them, nor shall it relieve the parties of their obligations with respect to the Product distributed hereunder, or with respect to limiting disclosure and use of Confidential Information. Upon termination of this Agreement, IMMU shall have the right to re-take possession of all of the inventory of Product then held by MM at any of its locations.
          The provisions of Article 10 and 13 shall survive any termination of this Agreement.

                  ARTICLE 13

                CONFIDENTIALITY


13.01 Confidentiality. For a period of ten (10) years from the Effective Date of this Agreement or five (5) years from the termination hereof, whichever occurs later:

               (i)  each party shall refrain from the
          use of Confidential Information furnished by the other party for any purpose inconsistent with this Agreement; and

               (ii) each party shall treat Confidential
          Information furnished by the other party as if it were its own proprietary information and shall not disclose it to any third party other than its Affiliates or consultants without the prior written consent of the other party who furnished such information; provided, however, that such Confidential Information may be disclosed if in the reasonable opinion of the recipient's counsel, such disclosure is necessary to comply with the requirements of any law, governmental order (including a court order), regulation or Internal Revenue Service request. The recipient shall notify and consult with the disclosing party prior to such disclosure of information.

13.02     Advertising and Publicity. Subject to Section
          13.03 and except for such disclosures as are deemed necessary in IMMU's or MM's, as the case may be, reasonable judgment to comply with applicable law (such as, by way of example but not limitation, the securities laws of the United States), neither IMMU nor MM nor anyone acting on either's behalf will make any publicly disseminated oral or written disclosure relating or referring to, or use any advertising or publicity which relates or makes reference to, the other party, this Agreement or the terms hereof, without in each case having received the other party's prior approval (which approval will not be unreasonably withheld or delayed);
          each party will respond promptly to a disclosure request, but in any event not later than ten
          (10) business days from receipt of such a request. The failure by a party to respond within such ten (10) business day period shall be deemed to be approval by such party of such disclosure, advertising or publicity. The foregoing restriction shall not apply to any information which is contained in any previously issued press release or other disclosure that has been approved by the other party or that is otherwise indicated on Product labels, packaging, brochures or similar promotional material.

13.03     Disclosure Required by Law.  In the event that
          IMMU or MM shall be required to make disclosure of the other's Confidential Information as a result of the issuance of a court order or other government process, the party subject to such requirement promptly, but in no event more than forty-eight (48) hours after learning of such court order or other government process, shall notify the other party and, at the other party's expense, the party subject to such requirements shall: (a) take all reasonably necessary steps requested by the other party to defend against the enforcement of such court order or other government process and (b) permit the other party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

13.04 Manuscripts. MM shall use its best efforts to submit to IMMU for review at least thirty (30) days prior to submission for publication all manuscripts relating to the Product, its use, or the result of clinical trials written by MM's employees or by collaborators or clinical investigators participating in studies funded in whole or in part by MM. If IMMU has not disapproved of the publication of the manuscript within thirty (30) days after receipt, the author may submit the manuscript for publication, and IMMU shall have no further right to comment. Approval of any such manuscript shall not be reasonably withheld or delayed. However, IMMU reserves the right to have deleted from the manuscript any material which may be reasonably considered Confidential
          Information.



                  ARTICLE 14

                 MISCELLANEOUS


14.01 Governing Law; Choice of Forum. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder will be governed by the laws of the State of New
          Jersey, USA, excluding those laws that relate to the choice of law. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be an appropriate federal court located in the Southern District of New Jersey, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

14.02 Independent Contractor. MM will perform all of its activities hereunder as an independent contractor, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent between the parties to this Agreement or any of their respective Affiliates, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.
          No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval.

14.03 Accounting Audits. Each party shall maintain books of account relating to its expenditures pursuant to this Agreement, inventory levels and in the case of IMMU, Gross Sales and Net Sales, in accordance with U.S. generally accepted accounting standards with appropriate controls to insure that transactions are properly recorded. Each party shall have the right, at its own expense, to have an independent certified public accountant of its own selection, reasonably acceptable to the other, examine at a time reasonably acceptable to the other, during normal business hours but not more than once each calendar year, the relevant books and records of account of the other, to determine whether appropriate accounting has been made under Sections 3.07, 5.03 and Article
          7 hereof. Such independent certified accountant shall treat as confidential and shall not disclose to the party engaging such accountant any information other than that which is relevant to the rights of the engaging party hereunder or the performance by the other party of its obligations hereunder. If such independent certified public accountant shall determine that the amounts due and owing by IMMU to MM during any calendar year exceed amounts actually paid by five percent (5%) or more, then
          IMMU shall, in addition to promptly paying such shortfall, reimburse MM for the fees and expenses of such accountants. In the event of a dispute between the independent certified public accountants of MM and IMMU with respect to any matter called for by this Agreement, the parties shall select a third independent public accounting firm to arbitrate the dispute, provided that such firm shall have the authority only to select from among the positions of the original two firms that position which it deems most accurate. The fees of such third firm shall be borne by the party whose position is not approved of by such arbitrator.

14.04 Interest Due on Late Payments. If any amount payable by one party to the other (the "Creditor
          Party") hereunder is not paid when due, then without limiting any other rights which the Creditor Party may have as a result of such late payment, the amount unpaid shall bear interest until paid at a rate per annum equal to the prime rate published and as changed from time to time by Citibank, N.A. New York, New York (as reported in The Wall Street Journal) plus one percent (1%), with such interest to be paid on demand together with all costs incurred by the Creditor Party to collect the amounts due hereunder, including but not limited to reasonable attorneys fees and disbursements.

14.05 Taxes. Each party shall bear all taxes imposed on it as a result of the performance by such party under this Agreement including, but not limited to, any sales tax, any tax on or measured by any payment required to be made hereunder, any registration tax, or any tax imposed with respect to the granting of other rights hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by one party to the other hereunder.

14.06 Employees. Neither party shall have any responsibility for the hiring, firing or compensation of the other party's employees or for any employee benefits of the other party's employees.

14.07 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of successors to a party hereto, but shall not otherwise be assignable without the prior written consent of both parties, except to the successor or assignee of all or a majority interest in either party's business relating to the licensed Product. In the event all or a majority interest is assigned or transferred, each party shall notify the other prior to such assignment or transfer.

14.08 Notices. Any notice required or permitted to be made or given hereunder shall (except as otherwise expressly provided herein) be in writing and shall be made or given to the other party by personal in-hand delivery; by telecopier or telex communication; by first-class mail, postage prepaid; or by air courier to the mailing address or telecopier numbers set forth below:

                    Mallinckrodt Medical, Inc.
                    675 McDonnell Boulevard
                    St. Louis, MO  63134
                    Attention:  Chief Executive Officer
                    Telecopier No.

                    Immunomedics, Inc.
                    300 American Road
                    Morris Plains, NJ  07950
                    Attention:  Chief Executive Officer
                    Telecopier No. (201) 605-8282

          or to such other address or telecopier or telex numbers as either party shall designate by notice, similarly given, to the other party.
          Notices shall be deemed to have been
          sufficiently made or given: (i) if by personal in-hand delivery, or by telecopier or telex with confirmed transmissions, when performed; (ii) if mailed, ten (10) days after being deposited in the mail, postage prepaid; or (iii) if by air courier, three (3) days after delivery to the air courier company.

14.09 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of Product, epidemic, destruction of production facilities, riots, insurrection, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the party invoking this Section 14.09 provided such party shall have used its best efforts to avoid such occurrence; such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.10 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

14.11     Partial Invalidity.  The parties to this
          Agreement desire and intend that the terms and conditions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction where enforcement is sought. If any particular term or condition of this Agreement is adjudicated, or becomes, by operation of law, invalid or unenforceable, this Agreement will be deemed amended to delete the portion which is adjudicated, or which becomes, by operation of law, invalid or unenforceable, provided, however, that where possible, a particular term or condition will be reduced to the extent necessary to permit the remainder of the particular term or condition to be enforced, the deletion or reduction to apply only with respect to the operation of the term or condition and the remainder of this Agreement to remain in full force and effect. A deletion or reduction of any term or condition will apply only with respect to the operation of that term or condition in the particular jurisdiction in which such adjudication is made or becomes, by operation of law, invalid or unenforceable.

14.12     Captions.  All captions herein are for
          convenience only and shall not be interpreted as having any substantive meaning.

14.13 Integration. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior communications and understandings, written or oral, with respect to this subject. This Agreement may be amended only by means of an instrument executed in writing by properly authorized representatives of IMMU and MM.

14.14 Counterparts; English language. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation hereof into any other language, and this English language version shall be controlling for all purposes.




     IN WITNESS WHEREOF, Mallinckrodt Medical, Inc. and
Immunomedics, Inc. have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Attest:             Mallinckrodt Medical, Inc.

                    By     /s/ David Morra
                           _______________

                    Title  Vice President
                           ______________

/s/ Mary A. Palank
__________________


     Date  April 5, 1996
           _____________


Attest:             Immunomedics, Inc.

                    By     /s/ David M. Goldenberg
                           _______________________

                    Title  Chairman & CEO
                           ______________

/s/ Melinda Masek
_________________


     Date  April 8, 1996
           _____________

                   SCHEDULE A

             FORECASTED UNIT SALES




                         FORECAST
_________________________________________________________
CONTRACT YEAR   Year 1  Year 2   Year 3   Year 4   Year 5
_________________________________________________________
UNITS             *       *        *        *        *

                      SCHEDULE B

             MARKETING EXPENDITURES


          U.S. Dollars (in thousands)
__________________________________________
Contract Year   Year 1   Year 2    Year 3
__________________________________________
Promotion         *        *         *
__________________________________________
Marketing         *        *         *
__________________________________________
Selling           *        *         *
__________________________________________
Training          *        *         *
__________________________________________
Other             *        *         *
__________________________________________
TOTAL             *        *         *
__________________________________________


MM shall have the right to make reasonable reallocations of expenditures among the above described categories provided such reallocations are identified in its Annual Marketing
Plan.

             SCHEDULE C

   MM WAREHOUSE AND STORAGE LOCATIONS

Location                                   RX #
__________________________________________________
Atlanta                                     87
2262 Northwest Parkway, Suite M
Marietta, GA 30067
011-087-04-0010
__________________________________________________
Baltimore, MD                               70
5024-C Campbell Boulevard
Baltimore, MD 21236
011-070-04-0010
__________________________________________________
Beltsville                                  80
10850 F Hanna Street
Beltsville, MD 20705
011-080-04-0010
__________________________________________________
Bethlehem                                   96
2299 Brodhead Road, Suite 1
Bethlehem, PA 18017
011-096-04-0010
__________________________________________________
Boston                                      78
300 John Dietsch Blvd.
N. Attleboro, MA 02763
011-078-04-0010
__________________________________________________
Chicago                                     85
4100 N. Elston Avenue
Chicago, IL 60618
011-085-04-0010
__________________________________________________
Columbus                                    63
2164 Cloverleaf Street E.
Columbus, OH 43232
011-063-04-0010
__________________________________________________
Dallas                                      93
1212 Dolton, Suite 307
Dallas, TX 75207
011-093-04-0010
__________________________________________________
Dayton                                      65
4702 Payne Avenue
Dayton, OH 45414
011-065-04-0010
__________________________________________________
Denver                                      69
1614 Lafayette Street
Denver, CO 80218
011-069-04-0010
__________________________________________________
Detroit                                     77
2252 East 14 Mile Road
Warren, MI 48092
011-077-04-0010
__________________________________________________
Ft. Lauderdale                              75
5450 N.W. 33rd Avenue
Suite 112
Ft. Lauderdale, FL 33309
011-075-04-0010
__________________________________________________
Garfield Heights                            92
9455 Midwest Avenue
Garfield Heights, OH 44125
011-092-04-0010
__________________________________________________
Harrisburg                                  95
4400 Lewis Road, Suite A
Harrisburg, PA 17111
011-095-04-0010
__________________________________________________
Hicksville                                  88
108 Charlotte Avenue
Hicksville, NY 11801
011-088-04-0010
__________________________________________________
Houston                                     99
8078 El Rio
Houston, TX 77054
011-099-04-0010
__________________________________________________
Kansas City                                 73
712 Westport Road
Kansas City, MO 64111
011-073-04-0010
__________________________________________________
Loma Linda                                  67
11368 Mountain View Ave.,
Suite B
Loma Linda, CA 92354
011-067-04-0010
__________________________________________________
Los Angeles                                 82
1145 W. 6th Street
Los Angeles, CA 90017
011-082-04-0010
__________________________________________________
Miami (Satellite to Ft. Laud)               75
1645 N.W. 79th Avenue
Miami, FL 33126
011-075-04-0010                             11
__________________________________________________
Minneapolis/St. Paul                        74
2200 University Avenue West
Suite 170
St. Paul, MN 55114
011-074-04-0010
__________________________________________________
Oakland (Satellite to San Fran.)            81
350 30th Street, Suite G-06
Oakland, CA 94609
011-081-04-0012                             12
__________________________________________________
Orlando                                     76
5135 Adanson
Suite 900
Orlando, FL 32804
011-076-04-0010
__________________________________________________
Philadelphia                                98
19 Independence Court
Folcroft, PA 19032
011-098-04-0010
__________________________________________________
Pine Brook                                  84
P.O. Box 671
26 Chapin Road, Unit 1110
Pine Brook, NJ 07058
011-084-04-0010
Central Zone Regional Office
__________________________________________________
Pittsburgh                                  94
2722 Penn Avenue
Pittsburgh, PA 15222
011-94-04-0010
Eastern Zone Regional Office
__________________________________________________
Portland                                    66
2820 S.W. Sam Jackson Park Road
Portland, OR 97201
011-066-04-0010
__________________________________________________
Saginaw (Satellite to Detroit)              77
2795 Universal Drive
Saginaw, MI 48603
011-077-04-0011                             11
__________________________________________________
Saint Louis                                 90
1827 Belt Way Drive
St. Louis, MO 63114
011-090-04-0010
__________________________________________________
Saint Petersburg                            86
1511 Commerce Avenue North
St. Petersburg, FL 33716
011-086-04-0010
__________________________________________________
San Francisco                               81
1750 Army Street, Unit J
San Francisco, CA 94124
011-081-04-0010
West Zone Regional Mgr.
__________________________________________________
San Jose (Satellite to San Fran.)           81
1328 White Oaks Road
Campbell, CA 95008
011-081-04-0011                             11
__________________________________________________
Toledo                                      61
3222 Hill Avenue
Toledo, OH 43607
011-061-04-0010
__________________________________________________
West Haven                                  83
470 Frontage Road
West Haven, CT 06516
011-083-04-0010
__________________________________________________
Wilkes-Barre                                79
300 Laird Avenue
Wilkes-Barre, PA 18702
011-079-04-0010
__________________________________________________
            Canada Radiopharmacies
__________________________________________________
Mississauga/Toronto
7832 Tranmere Drive
Mississauga, Ontario
Canada L5S 1L9
__________________________________________________
Ottawa
595 Montreal Road, Suite 204
Ottawa, Ontario
Canada K1K 4L2
__________________________________________________
Pointe Claire
7500 Trans Canada Highway
Pointe Claire, Quebec
Canada H9R 5H8
__________________________________________________